UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. 1)*


                             RELM Wireless Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                             Common Stock, $.60 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  759 525 10 8
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                             February 11, 2002
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.759 525 10 8                  13G                    Page 2 of 5 Pages

_______________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        David P. Storey

_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
_______________________________________________________________________________
3.   SEC USE ONLY

_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           600,000(1)
_______________________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY

_______________________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         600,000(1)
_______________________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        600,000(1)

_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

_______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.2%(1)

----------
(1) David Storey has sole voting and dispositive power of 600,000 shares underlying stock options which have vested and are exercisable within 60 days held directly by David P. Storey



_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IN

_______________________________________________________________________________

CUSIP No. 759 525 10 8                    13G                 Page 3 of 5 Pages


Item 1(a).  Name of Issuer:

        RELM Wireless Corporation

____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

        7100 Technology Drive
        West Melbourne, FL  32904

____________________________________________________________________

Item 2(a).  Name of Person Filing:

        David P. Storey

____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

        119 Aquarina Boulevard
        Melbourne Beach, FL  32951

____________________________________________________________________

Item 2(c).  Citizenship:

        United States of America


____________________________________________________________________

Item 2(d).  Title of Class of Securities:

        Common Stock, $.60 Par Value


____________________________________________________________________

Item 2(e).  CUSIP Number:

        759 525 10 8


______________________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
              Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.759 525 10 8                   13G                   Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          600,000(of which 600,000 shares consist of currently exercisable options to purchase Common Stock).
___________________________________________________________________________

     (b)  Percent of class:
          6.2%
___________________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 600,000,

          (ii)  Shared power to vote or to direct the vote___________________,


          (iii) Sole power to dispose or to direct the disposition of 600,000,


          (iv)  Shared power to dispose or to direct the disposition of________


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not applicable

_______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable


_______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable


_______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable


_______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not applicable

______________________________________________________________________

Item 10. Certifications.

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 759 525 10 8                    13G                 Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 12, 2004
                                        ---------------------------------------
                                        (Date)


                                        /s/David P. Storey
                                        ---------------------------------------
                                        (Signature)


                                        David P. Storey
                                        President, Chief Executive Officer
                                        ---------------------------------------
                                        (Name/Title)